Exhibit 99.1

Ryman Hospitality Properties, Inc. Successfully Extends Credit Facility Waiver Period

NASHVILLE, Tenn. – (December 22, 2020) – Ryman Hospitality Properties, Inc. (NYSE: RHP) (the “Company”) announced that today it completed a second amendment to the credit agreement governing its $700 million revolving credit facility, $300 million Term Loan A facility and its Term Loan B facility (of which approximately $382.5 million is outstanding), which was obtained from a consortium of banks led by Wells Fargo Bank, National Association, as administrative agent. The second amendment provides for an extended temporary waiver of all financial covenants in the credit facility through April 1, 2022 (unless terminated early by the Company at its option) confirms the continued availability of the undrawn amounts under the revolving credit facility.

During the extended waiver period, the second amendment provides for increased interest on outstanding amounts due under the revolving credit facility and the Term Loan A facility (effective as of April 1, 2021). The second amendment provides for certain modified restrictions on the incurrence of additional indebtedness, the payment of dividends, share repurchases and certain capital expenditures by the Company during the extended waiver period, as well as a continued minimum liquidity requirement. In addition, the second amendment continues to provide that all borrowings under the revolving credit facility made during the extended waiver period may only be used for payment of operating expenses, debt service, and certain permitted capital expenditures and investments (as modified by the terms of the second amendment). Financial covenants in the credit facility will be re-implemented for the second quarter of 2022 at more modest levels for that quarter only. The Company will file a Current Report on Form 8-K with the U.S. Securities and Exchange Commission, which will include a copy of the second amendment as an exhibit.

Colin Reed, Chairman and Chief Executive Officer of the Company, said, “The successful extension of our covenant waiver period, along with the additional financial and operational flexibility provided by the second amendment, will assist us in our efforts to recover from the COVID-19 pandemic and to quickly begin serving our group customers once the COVID-19 vaccine becomes widely available and groups are once again able to travel. We appreciate the continued support from our long-tenured bank group during this unprecedented time, as well as their recognition of the value of our one-of-a-kind portfolio of hotel assets. Together with our unrestricted cash on hand and the remaining availability under our revolving credit facility, we continue to believe we will have ample liquidity to weather this ongoing period of disruption.”

About Ryman Hospitality Properties, Inc.

Ryman Hospitality Properties, Inc. (NYSE: RHP) is a leading lodging and hospitality real estate investment trust that specializes in upscale convention center resorts and country music entertainment experiences. The Company’s core holdings* include a network of five of the top 10 largest non-gaming convention center hotels in the United States based on total indoor meeting space. These convention center resorts operate under the Gaylord Hotels brand and are managed by Marriott International. The Company also owns two adjacent ancillary hotels and a small number of attractions managed by Marriott International for a combined total of 10,110 rooms and more than 2.7 million square feet of total indoor and outdoor meeting space in top convention and leisure destinations across the country. The Company’s Entertainment segment includes a growing collection of iconic and emerging country music brands, including the Grand Ole Opry; Ryman Auditorium, WSM 650 AM; Ole Red and Circle, a country lifestyle media network the Company owns in a joint-venture with Gray Television. The Company operates its Entertainment segment as part of a taxable REIT subsidiary. Visit RymanHP.com for more information.

* The Company is the sole owner of Gaylord Opryland Resort & Convention Center; Gaylord Palms Resort & Convention Center; Gaylord Texan Resort & Convention Center; and Gaylord National Resort & Convention Center. It is the majority owner and managing member of the joint venture that owns the Gaylord Rockies Resort & Convention Center.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Examples of these statements include, but are not limited to, statements regarding the future performance of our business, the anticipated impact of a widely available COVID-19 vaccine on group business, our liquidity and other business or operational issues. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include the risks and uncertainties associated with the COVID-19 pandemic, including the effects of the COVID-19 pandemic on us and the hospitality and entertainment industries generally, the effects of the COVID-19 pandemic on the demand for travel, transient and group business (including government-imposed restrictions), levels of consumer confidence in the safety of travel and group gathering as a result of COVID-19, the duration and severity of the COVID-19 pandemic in the United States and the pace of recovery following the COVID-19 pandemic, the duration and severity of the COVID-19 pandemic in the markets where our assets are located, governmental restrictions on our businesses, economic conditions affecting the hospitality business generally, the geographic concentration of the Company’s hotel properties, business levels at the Company’s hotels, the Company’s ability to remain qualified as a REIT for federal income tax purposes, the Company’s ability to execute its strategic goals as a REIT, the Company’s ability to generate cash flows to support dividends, future board determinations regarding the timing and amount of dividends and changes to the dividend policy, which could be made at any time, the determination of Adjusted FFO available to common shareholders and unit holders and REIT taxable income, and the Company’s ability to borrow funds pursuant to its credit agreement. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the Company with the U.S. Securities and Exchange Commission (SEC) and include the risk factors and other risks and uncertainties described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and its Quarterly Reports on Form 10-Q and subsequent filings. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

Source: Ryman Hospitality Properties, Inc.

Investor Relations Contacts:	Media Contacts:
Mark Fioravanti, President & Chief Financial Officer	Shannon Sullivan, Vice President Corporate and Brand Communications
Ryman Hospitality Properties, Inc.	Ryman Hospitality Properties, Inc.
(615) 316-6588	(615) 316-6725
mfioravanti@rymanhp.com	ssullivan@rymanhp.com
~or~	~or~
Todd Siefert, Senior Vice President Corporate Finance & Treasurer	Robert Winters
Ryman Hospitality Properties, Inc.	Alpha IR Group
(615) 316-6344	(929) 266-6315
tsiefert@rymanhp.com	robert.winters@alpha-ir.com